Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FOURTH QUARTER 2004 RESULTS

Omaha, NE—February 10, 2005—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the fourth quarter and year ended December 31, 2004.

Summary of results:

•	Revenue of $242.9 million in Q4 04 increased 1.6% over Q4 03.
•	Revenue for the year 2004 of $956.4 million increased 13.0% over 2003 revenue of $846.5 million.
•	As previously announced, the fourth quarter and year 2004 results includes certain charges taken in the fourth quarter of 2004 totaling $28 million or $0.38 per share (see attached table).
•

Q4 04 net loss of $32.2 million or a loss of $0.44 per share, including $28 million or $0.38 per share of charges, compares to net income of $2.3 million or $0.03 per share in Q4 03, including asset impairment and restructuring charges of $2.2 million or $0.03 per share.

•

Year 2004 net loss of $26.6 million or a net loss of $0.36 per share compares to a net loss of $4.8 million or a net loss of $0.07 per share for the year of 2003. The year 2004 included $28 million, or $0.38 per share, of charges and the year 2003 included asset impairment and restructuring charges of $3.0 million, or $0.04 per share.

Commenting on the fourth quarter results, Jim Lynch, Chairman and Chief Executive Officer of SITEL Corporation, stated, “The first phase of our profit improvement plan, as we previously announced, is complete.  We are continuing our plans for additional cost reductions, and are implementing revenue enhancement and efficiency improvements to drive higher margins. We are focused on improving profits, while growing revenue. Operationally we are performing well for our clients and impressing new clients with our capabilities, as witnessed by our recently announced contract wins and expansions. I am confident we can deliver a significant improvement in profitability, while maintaining our growth momentum.”

Fourth quarter 2004 financial results

SITEL’s fourth quarter of 2004 revenue was $242.9 million, up $3.8 million from revenue of $239.1 million in the fourth quarter of 2003. Revenue was higher in the technology and financial services business units in North America and in Portugal, Spain, Germany, Belgium, Italy, Brazil, Australia, and New Zealand.  Revenue in the fourth quarter of 2004 compared to the fourth quarter 2003 was positively impacted by $11.2 million as a result of the weakening of the U.S. dollar against various other currencies, although this positive impact was more than offset by lower activity from the previously announced loss of an account, reduced pricing on a major client contract, and lower volumes in the risk management and insurance business units in North America.

In the fourth quarter of 2004, the Company recorded a net loss of $32.2 million or a net loss of $0.44 per share, including the previously announced $28.0 million or $0.38 per share of charges related to cost reductions associated with the profit improvement initiatives, non-cash goodwill impairment, and an increase in the deferred tax valuation allowance. This compares to net income of $2.3 million or $0.03 per share, which included asset impairment and restructuring charges of $2.2 million or $0.03 per share, in the fourth quarter of 2003.

During the fourth quarter of 2004, the Company generated cash from operations of $8.6 million and had capital expenditures of $8.2 million, including capital leases, compared to $2.7 million and $8.0 million, respectively, in the fourth quarter of 2003. The Company partially paid down debt by calling $10 million of 9.25% notes and ended the year with $28.9 million in cash and $40.8 million available under our credit facility. The remaining notes are due on March 15, 2006 and effective March 15, 2005 there is no longer a pre-payment penalty to redeem.

Year 2004 financial results

For the year of 2004, the Company reported revenue of $956.4 million as compared to revenue of $846.5 million for the year of 2003.  In 2004, the Company recorded a net loss of $26.6 million or a net loss of $0.36 per share, including the $28.0 million, or $0.38 per share of previously announced charges. The 2004 results compare to a net loss of $4.8 million or a loss of $0.07 per share, which included asset impairment and restructuring charges of $3.0 million, or $0.04 per share, in 2003.

In 2004, the Company generated cash from operations of $39.5 million and had capital expenditures of $26.8 million, including capital leases compared to $9.1 million and $28.1 million, respectively, in 2003.

Highlights for the fourth quarter of 2004

As recently announced, business units in Europe, North America and Latin America were awarded new contracts with leading companies in the telecommunication, utility, technology and travel industries.  Expanded contracts in the technology sector also were awarded in the Americas and Europe.  The new and expanded business, ranging in duration from one year to five years, is expected to involve the utilization of over 1,000 workstations and generate approximately $100 million of revenue over the term of the relationships.  In addition to these contracts, which range in size from 50 workstations to 220 workstations, the company was awarded, in the fourth quarter of 2004, over twenty smaller contracts from companies in a range of industries.  These smaller contract wins are a result of the Company’s strategy of diversifying its client base.

The Company actively pursued its profit improvement plan including completing, as previously announced, phase one of cost reduction initiatives estimated to improve operating

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expenses by $10 million to $14 million on an annualized basis, launching targeted improvement initiatives for underperforming business units including site closures with additional rationalization expected to occur in 2005, renegotiating prices on client contracts with a team reviewing contracts for further revenue enhancement opportunities, improving asset utilization by increasing shifts and services at existing active workstations through pilot programs with opportunity to expand this important initiative to other locations. The Company is also initiating a focused effort to reduce, and where possible, leverage the Company’s support structure, including IT and telecommunications functions, for improved efficiencies of the company’s infrastructure, improving operational efficiency by continuing the sharing of best practices across all facilities. Continued focus on sales management discipline is empowering the sales teams to continue their focus on growing both local existing and new national account business through our business unit structure as well as targeting international clients with industry specific products and services.

The previously announced establishment of SITEL Global Services (SGS), a business unit selling the Company’s proven best of breed contact center operating processes to the $200 billion in-house contact center market as well as the outsource market.  The business unit will provide specialized contact center services to corporations wanting to improve their customer services or customer acquisition initiatives in the global marketplace.  SGS is comprised of three groups, each with a specific area of focus, including: Professional Services responsible for account management and global consulting, Performance Management responsible for operational excellence across all business units and global accounts, and Product Management responsible for the creation and marketing of new products and services.  Two new products were also introduced:  SITEL’s ccMAP™ (contact center Maturity Assessment Program) is used to evaluate all aspects of client’s contact center activities and provide a road map for improvement, and SITEL’s Global Services Routing Engine™ is a flexible and efficient IT architecture that delivers SITEL’s portfolio of diverse CRM applications and services to contact centers around the world powered by SITEL’s Global Private Network.

We celebrated the one-year anniversary of our insurance agency business unit, Financial Insurance Services, which now has over 1,300 customers with annual premiums of approximately $1 million.  This initiative is to give the company its own product and customers allowing us to use existing assets to build a profitable business.

Mr. Lynch further commented, “We continue to grow and perform for our clients. Our strategy of selling and delivering locally to small to mid-size companies, while providing industry leading services and solutions to large multi-national companies, is a unique offering which will continue to have a positive and accelerated impact during 2005. I am confident we will reach our goal of 4% to 6% operating margins by the end of 2005.”

Outlook

For the first quarter of 2005, the Company expects revenue to be within a range of $245 million to $250 million and earnings from a loss of  $0.02 per share to earnings of $0.02 per share. We expect capital expenditures to be between $8 million and $12 million in the first quarter of 2005.

Reduced operating expenses of $2 million to $3 million, or $0.03 to $0.04 per share, as a result of the cost reduction initiatives of the fourth quarter, increased volumes in North America and expenses that affected the fourth quarter 2004 which are not anticipated in the first quarter 2005 are expected to improve first quarter of 2005 results as compared to fourth quarter of 2004.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss fourth quarter 2004 financial results tomorrow, February 11, 2005 at 9:00 a.m. ET.  To participate, for domestic callers, please dial 1-800-230-1951 and for international callers, please dial 1-612-332-0923.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 767879, starting at 12:00 p.m. ET on February 11, 2005 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, builds and manages multi-channel contact centers to enhance company performance and growth. SITEL manages nearly 2 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 25 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “plan”, “will”, “moving to” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products —and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$242,866	$239,098	$956,443	$846,513

Operating expenses:
Direct labor and telecommunications expenses	149,520	139,940	574,910	497,275
Subcontracted and other services expenses	12,488	13,769	50,726	54,121
Operating, selling and administrative expenses	81,304	74,019	312,851	280,859
Asset impairment and restructuring expenses	16,993	2,208	16,993	3,004
Total operating expenses	260,305	229,936	955,480	835,259

Operating income (loss)	(17,439)	9,162	963	11,254

Other income (expense):
Interest expense	(3,348)	(3,310)	(12,735)	(12,253)
Interest income	197	75	591	427
Equity in earnings (loss) of affiliates	313	(41)	681	1,417
Other income (expense), net	(192)	(611)	(654)	(193)
Total other expense, net	(3,030)	(3,887)	(12,117)	(10,602)

Income (loss) before income taxes and minority interest	(20,469)	5,275	(11,154)	652

Income tax expense	11,429	2,708	14,679	4,798
Minority interest	278	251	734	666

Net income (loss)	$(32,176)	$2,316	$(26,567)	$(4,812)

Weighted average common shares outstanding:
Basic	73,720	73,604	73,684	73,877
Diluted	73,720	73,753	73,684	73,877

Earnings per share:
Basic	$(0.44)	$0.03	$(0.36)	$(0.07)
Diluted	$(0.44)	$0.03	$(0.36)	$(0.07)

SITEL Corporation

Preliminary Balance Sheet Data - Fourth Quarter 2004 Earnings Release

(in millions)  (Unaudited)

	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04

Cash	$29.9	$29.1	$49.5	$42.1	$28.9
Accounts Receivable	$175.5	$181.7	$172.1	$175.9	$191.4
Total Current Assets	$225.2	$230.7	$240.2	$237.2	$237.5
Total Assets	$404.8	$406.6	$412.8	$407.6	$396.1
Total Current Liabilities	$140.8	$138.1	$143.9	$136.4	$157.4
Long-Term Debt and Capital Leases, net	$108.7	$108.3	$108.4	$108.6	$98.4
Total Debt - Short-Term and Long-Term	$134.8	$132.4	$135.6	$132.6	$120.4
Total Liabilities	$251.9	$248.7	$254.6	$247.8	$260.9
Total Equity	$150.9	$155.9	$155.9	$157.3	$132.6

Revenue Statistics - Fourth Quarter 2004 Earnings Release

(Unaudited)

Service Mix % of Total Revenue	2003	Q104	Q204	Q304	Q404	2004

Customer Acquisition	25.0%	21.0%	20.0%	19.2%	20.8%	20.3%
Customer Care	52.8%	52.7%	55.8%	56.0%	54.4%	54.7%
Technical Support	12.9%	16.1%	15.3%	16.1%	17.9%	16.4%
Risk Management	7.2%	7.8%	6.8%	6.5%	5.3%	6.6%
Other	2.1%	2.4%	2.1%	2.3%	1.6%	2.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	2003	Q104	Q204	Q304	Q404	2004

North America	56.7%	52.9%	51.5%	51.2%	48.8%	51.1%
Europe	37.7%	40.4%	41.4%	40.5%	43.3%	41.4%
Asia Pacific	3.9%	4.0%	4.1%	5.0%	5.0%	4.5%
Latin America	1.8%	2.7%	3.0%	3.3%	2.9%	3.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix % of Total Revenue	2003	Q104	Q204	Q304	Q404	2004

Insurance	9.2%	6.4%	6.7%	6.7%	6.4%	6.6%
Financial Services	17.6%	16.6%	15.9%	17.0%	16.8%	16.6%
Consumer Products	27.4%	24.4%	22.6%	20.2%	19.5%	21.7%
Technology	20.4%	25.2%	26.2%	27.4%	29.0%	26.9%
Energy and Utilities	7.4%	7.9%	7.5%	7.6%	7.7%	7.7%
Telecommunications, ISP, and Cable	14.6%	14.3%	14.7%	15.9%	15.6%	15.1%
Other	3.5%	5.3%	6.4%	5.2%	5.0%	5.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Summary of Asset Impairment, Restructuring, and Deferred Tax Valuation Allowance Charges

(in millions)

Description	Q4 04
Cash charges:
Employee severance	$5.3
Facilities leases	2.6
Total cash charges	7.9
Non-cash charges:
Goodwill impairment	7.7
Deferred tax valuation allowance	11.0
Fixed asset disposals	1.4
Total non-cash charges	20.1
Total pre-tax charges	$28.0
Tax effect	0.2
Total charges, net of tax effect	27.8

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